As filed with the Securities and Exchange Commission on November 3, 2004

Registration No. 333-119301

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 1
to

FORM F-3

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

ALCATEL

(Exact name of Registrant as specified in its charter)

N/A
(Translation of Registrant’s name into English)

Republic of France	Not applicable
(State or other jurisdiction of	(I.R.S. Employer Identification Number)
incorporation or organization)

54, rue La Boétie
75008 Paris
France
(33) 1-40-76-10-10
(Address and telephone number of Registrant’s principal executive offices)

Steven Sherman
Alcatel USA, Inc.
3400 West Plano Parkway
Plano, TX 75075
(972) 519-3000
(Name, address, and telephone number of agent for service)

Copies to:
Ronald R. Papa, Esq.
Proskauer Rose LLP
1585 Broadway
New York, New York 10036-8299
(212) 969-3000

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of the registration statement.

If the only securities being registered on this Form are to be offered pursuant to dividend or interest reinvestment plans, please check the following box. [  ]

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box [x]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [  ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [  ]

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [  ]

Calculation of Registration Fee

		Proposed maximum
Title of each class of securities	Amount to be	aggregate price per	Proposed maximum	Amount of
to be registered	registered	share(2)	aggregate offering price	registration fee
Alcatel ordinary shares (1)	1,649,876	$11.6064	$19,149,120.81	$2,426.19 (3)

(1)	These shares may be represented by the Registrant’s American Depositary Shares.

(2)	Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(c) based on the average of the high and low reported sales price of registrant’s ordinary shares on the Euronext Paris SA on September 24, 2004 of €9.47. The Noon Buying Rate in New York City for euros on September 24, 2004 was $1.00 = €0.8159.

(3)	As the result of an error in the conversion of the price of registrant’s ordinary shares from euros to dollars, the registration fee calculated on September 27 was not correct. Accordingly, registrant inadvertently neglected to pay $467.60 upon its filing of the registration statement.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

ii

THE COMPANY
OFFER STATISTICS AND EXPECTED TIMETABLE
CONSOLIDATED CAPITALIZATION OF ALCATEL
LIABILITIES AND SHAREHOLDERS’ EQUITY
USE OF PROCEEDS
THE OFFER AND THE LISTING
PLAN OF DISTRIBUTION
SELLING STOCKHOLDERS
EXPENSES
ENFORCEABILITY OF CIVIL LIABILITIES
WHERE YOU CAN FIND MORE INFORMATION
INCORPORATION BY REFERENCE
EXPERTS
LEGAL MATTERS
PART II
INFORMATION NOT REQUIRED IN PROSPECTUS
Item 8. Indemnification of Directors and Officers
Item 9. Exhibits
Item 10. Undertakings
SIGNATURES
POWER OF ATTORNEY
EXHIBIT INDEX
EX-23.2 CONSENT OF DELOITTE & ASSOCIES (FORMERLY DELOITTE TOUCHE TOHMATSU)

Subject to Completion, dated November 3, 2004

PROSPECTUS

The information in this prospectus is not complete and may be changed. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. The selling stockholders may not sell these securities nor may they accept offers to buy them until the registration statement is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

ALCATEL

1,649,876 ordinary shares (or American Depositary Shares)

     All of the ordinary shares represented by our American Depositary Shares offered by this prospectus are being sold by the selling stockholders. We will not receive any of the proceeds from the sale of these shares.

     We issued these ordinary shares represented by ADSs to the former preferred stockholders of eDial, Inc. in connection with our acquisition of eDial, Inc.

     The Euronext Paris is the principal trading market for our ordinary shares. Each of our ADSs represents one of our ordinary shares. The ISIN for our ordinary shares on the Euronext Paris is 130007. On November 2, 2004, the last reported sale price for our ordinary shares on the Euronext Paris was €11.72. Our ADSs trade on The New York Stock Exchange under the symbol “ALA.” On November 2, 2004, the last reported sale price for our ADSs on the New York Stock Exchange was $14.87.

     The selling stockholders may sell all or a portion of these shares from time to time on The New York Stock Exchange at prices which will be determined by the prevailing market price for the shares or in negotiated transactions.

     Investing in our ADSs involves risks. You should read the sections entitled “Risk Factors” in the documents we file with the Securities and Exchange Commission that are incorporated by reference in this prospectus for certain risks and uncertainties that you should consider.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

This Prospectus is dated November 3, 2004

THE COMPANY

     We are a leading, worldwide provider of a wide variety of telecommunications equipment and services. We had net sales of €12.5 billion in 2003, and have approximately 60,000 employees in 130 countries. Our telecommunications equipment and services enable our customers to send or receive virtually any type of voice or data transmission. Our customers include fixed line and wireless telecommunications operators, sometimes referred to as carriers, Internet service providers, governments and businesses.

     Our principal executive office is located at 54, rue La Boétie, 75008 Paris, France, our telephone number is (33) 1-40-76-10-10 and our website address is www.alcatel.com. The contents of our website are not incorporated into this prospectus.

Recent Events

     Acquisition of eDial, Inc. On September 16, 2004 we acquired eDial, Inc. through a merger. We issued approximately €22 million in Alcatel ADSs, subject to adjustment (based on the market value of Alcatel ADSs on that date).

     Acquisition of Spatial Wireless. On September 17, 2004, we announced that we signed an agreement to acquire Spatial Communications Technologies, Inc., a privately-held company providing software-based and multi-standard distributed mobile switching solutions, for a number of our ADSs to be determined at closing, representing a value of approximately € 205 million. Our acquisition of Spatial should enable us to offer next-generation mobile switching technology and should facilitate our providing converged IP multimedia subsystem architecture and multimedia services in the future. The closing of this acquisition is expected to occur in the fourth quarter of 2004, and is subject to receipt of regulatory and shareholder approvals and other customary closing conditions.

     Sale of Electrical Power System Activities. On September 17, 2004, we announced that we signed an agreement to sell our electrical power system activities to Ripplewood, a private equity firm. The closing of this sale is expected to occur in the fourth quarter of 2004, and is subject to customary closing conditions.

     Creation of Joint Venture for Mobile Handset Business. On August 31, 2004, our joint venture for our mobile handset business with TCL Communication Technology Holdings Limited (“TCL Communication”) commenced operations. This new entity will engage in research and development, manufacturing, and sales and distribution of mobile handsets and peripheral devices. We contributed cash and our mobile handset business to the joint venture, for a value of €45 million, in exchange for a 45% equity stake, and TCL Communication contributed cash of €55 million, in exchange for a 55% equity stake.

     Contribution of Optical Fiber Cable Business. On July 1, 2004, we completed the combination of our global optical fiber and the communication cable business of Draka Holding N.V., a Dutch cable and cable systems producer, into a new company, Draka Comteq B.V., owned 50.1% by Draka and 49.9% by us. We expect that this new company will do business in China, Europe and North America.

     Merger of Space Activities. On June 18, 2004, we signed a memorandum of understanding with Finmeccanica S.p.A., a large Italian aerospace and defense company, to merge our space activities and to form alliances in the space sector through the creation of two sister companies. We will hold approximately 67%, and Finmeccanica will own approximately 33%, of the company to be called Alcatel Alevia Space and which will combine our industrial space activities with those of Finmeccanica. The second company, of which Finmeccanica will hold approximately 67% and Alcatel will own approximately 33%, will combine our respective satellite operations and service activities. We expect the creation of these two new companies to be completed by the beginning of 2005, subject to the signing of definitive agreements and the necessary approvals by shareholders and regulatory authorities.

     Moody’s upgrades outlook and credit rating. On May 10, 2004 Moody’s revised its outlook for our long-term debt from stable to positive, and on September 8, 2004 Moody’s upgraded our long-term debt credit rating from B1 to Ba3 and confirmed its positive outlook for our long-term debt, based on the stabilization of our revenues, our positive net income and our healthy cash position.

     Exchange Offer. On April 7, 2004, we closed an exchange offer for our 7.00% Notes due 2006, of which €995 million were then outstanding, for new notes of a longer maturity. The principal objective of the exchange offer was to lengthen our average debt maturity. We exchanged €366 million principal amount of our 7.00% Notes due 2006 for €412 million principal amount of our new 6.375% Notes due 2014. We also issued and sold an additional €50 million principal amount of our new 6.375% Notes due 2014. Interest on the 6.375% notes is payable annually.

     Standard & Poor’s upgrades credit rating. On March 10, 2004, Standard & Poor’s upgraded our long-term credit and senior unsecured debt rating to BB-. Standard & Poor’s outlook on Alcatel continues to be stable and it also affirmed our short-term B corporate credit rating. Standard & Poor’s stated that “[t]he upgrade reflects Alcatel’s improving operating and financial performance on the back of healthier market conditions and prospects for the telecom equipment industry and the company’s severe cost cutting.”

     Sale of Battery Business. On January 14, 2004, we completed the sale of our battery business, Saft, to Doughty Hanson, a European private equity firm, for €390 million in cash.

Legal Matters Update

     In addition to legal proceedings incidental to the normal conduct of our business, which our management does not believe represent significant costs for us, we are involved in the following legal matters (together with those described in our 2003 Annual Report on Form 20-F).

     Costa Rica. Beginning in early October, reports have been published, primarily in the Costa Rican media, regarding payments alleged to have been made by consultants on behalf of Alcatel de Costa Rica to various state and local officials in Costa Rica, two political parties in Costa Rica and representatives of ICE, the state owned telephone company, in connection with the procurement of one or more contracts for network equipment and services from ICE. Upon learning of these allegations, we immediately commenced and are continuing an investigation into this matter.

     In Costa Rica and other countries, we retain consultants to assist us with our local operations and contracts. Our contracts with persons through whom we deal locally strictly prohibit the provision of any pecuniary or other advantage in contravention of applicable laws. In addition, Alcatel has a strict Statement of Business Practice (a copy of which is available on our web site, www.alcatel.com, under the heading Sustainable Development—Values and Charters) that imposes the highest standards of legal and ethical conduct on our employees. We rigorously enforce this Statement of Business Practice across the entire company and, when violations occur, we take prompt and appropriate action against the persons involved.

     Alcatel has terminated the employment of the president of Alcatel de Costa Rica and a vice president-Latin America of a French subsidiary. We are also in the process of pursuing criminal actions against the former president of Alcatel de Costa Rica, the local consultants and the employee of the French subsidiary based on our suspicion of their complicity in an improper payment scheme and misappropriation of funds. The contracts with the local consultants were limited to the specific projects involved and are no longer in effect or are in the process of being terminated, and any payments due under those contracts have been suspended. Our internal investigation is continuing.

     We contacted the United States Securities and Exchange Commission and the United States Department of Justice and informed them that Alcatel will cooperate fully in any inquiry or investigation into these matters. The SEC has indicated that it will conduct an informal inquiry into the allegations. If the Department of Justice or the SEC determines that violations of law have occurred, it could seek civil or, in the case of the Department of Justice, criminal sanctions, including monetary penalties against us. Neither the Department of Justice nor the SEC has informed us what action, if any, they will take.

     Several investigations have been launched in Costa Rica concerning this matter by both the Costa Rican Attorney General and the Costa Rican National Congress. We are unable to predict the outcome of these investigations and their effect on our business. If the Costa Rican authorities conclude violations have occurred, Alcatel may be banned from bidding on public contracts within Costa Rica for a certain period and fines or penalties may be imposed on us, in an amount which we are not able to determine at this time. We expect to generate approximately $26 million in revenue from Costa Rican contracts in 2004. Based on the amount of revenue received from these contracts, we do not believe a loss of business in Costa Rica would have a material adverse effect on Alcatel as whole. However, these events may have a negative impact on the image of our company in Latin America.

     Taiwan. Certain employees of Alcatel Taisel, the Taiwanese subsidiary of Alcatel, and Siemens Taiwan, along with a few suppliers and a legislative aide, have been the subject of an investigation by the Taipei Investigator’s Office of the Ministry of Justice relating to an axel counter supply contract awarded to Alcatel Taisel by Taiwan Railways in 2003. The amount of the contract that is the subject of the inquiry is $27.4 million. It has been alleged that persons in Alcatel Taisel and Siemens Taiwan and subcontractors hired by them were involved in a bid rigging and payment arrangement for the Taiwan Railways contract.

     Upon learning of these allegations, we immediately commenced and are continuing an investigation into this matter. We placed the country senior officer of Alcatel Taisel on leave pending the outcome of both our internal and the Taiwanese investigations. A director of international sales and marketing development of a German subsidiary who was involved in the Taiwan Railways contract has resigned.

     We are unable to predict the outcome of the Ministry of Justice’s investigation and its effect on our business. If the Taiwanese authorities conclude violations have occurred, Alcatel may be banned from bidding on public contracts within Taiwan for a certain period and fines or penalties may be imposed on us, in an amount which we are not able to determine at this time. We expect to generate approximately $100 million in revenue from Taiwanese contracts in 2004. Based on the amount of revenue received from these contracts, we do not believe a loss of business in Taiwan would have a material adverse effect on Alcatel as whole.

     Effect of the investigations. We reiterate that our policy is to conduct our business with transparency, and in compliance with all laws and regulations, both locally and internationally. We will fully cooperate with all governmental authorities in connection with the investigation of any violation of those laws and regulations.

     Although it is not possible at this stage of the investigations to predict their outcome with certainty, we do not believe that the ultimate outcome will have a material adverse effect on our consolidated financial position or results of operations.

OFFER STATISTICS AND EXPECTED TIMETABLE

                              ADSs are being offered by this prospectus. The prices at which the selling stockholders may sell our ADSs will be determined by the prevailing market price for such shares or in negotiated transactions. The method and time limits for payments and delivery of the ADSs will be on such terms as provided by broker-dealers, who may act as agents or principals, or will be determined in negotiated transactions. Subject to certain provisions in the agreement and plan of merger, dated as of September 16, 2004, among us, a direct subsidiary of Alcatel USA, Inc. and eDial, Inc., we shall use reasonable best efforts to cause this registration statement to remain effective until all the ADSs registered by this registration statement may be sold pursuant to Rule 144 promulgated under the Securities Act of 1933 or any successor provision or, if earlier, until all such ADSs have been sold by the selling stockholders.

CONSOLIDATED CAPITALIZATION OF ALCATEL

     The following table presents the unaudited consolidated capitalization of Alcatel as of September 30, 2004. This prospectus registers the sale from time to time of our ADSs by the former preferred stockholders of eDial, Inc. and we will not receive any proceeds from the sale of such shares.

LIABILITIES AND SHAREHOLDERS’ EQUITY

	September 30,	September 30,
	After - 2004	After - 2004
	Appropriation	Appropriation
	(a)
	(in millions)
	(unaudited)
Capital stock (€2 nominal value: 1,286,900,857 ordinary shares issued at September 30, 2004)	$3,196	€2,574
Additional paid-in capital	9,410	7,578
Retained earnings	(6,046)	(4,869)
Cumulative translation adjustments	(627)	(505)
Net income	299	241
Less treasury stock at cost	(2,031)	(1,636)

SHAREHOLDERS’ EQUITY	4,201	3,383

MINORITY INTERESTS	499	402

OTHER EQUITY
Notes mandatorily redeemable for shares	801	645

	September 30,	September 30,
	After - 2004	After - 2004
	Appropriation	Appropriation
	(a)
	(in millions)
	(unaudited)
Accrued pension and retirement obligations	1,212	976
Other reserves	2,976	2,397

TOTAL RESERVES FOR LIABILITIES AND CHARGES	4,188	3,373

Convertible bonds issued	1,269	1,022
Bonds and notes issued	3,987	3,211

Other borrowings (1)	538	433

TOTAL FINANCIAL DEBT	5,794	4,666
Customers’ deposits and advances	1,520	1,224
Trade payables and related accounts	4,203	3,385
Debts linked to bank activity	214	172
Other payables	3,073	2,475

TOTAL OTHER LIABILITIES	9,010	7,256

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	24,493	19,725

(a)	Translation of amounts from euros (“€”) into U.S. Dollars (“$”) has been made merely for the convenience of the reader at the Noon Buying Rate of €1 = $1.2417 on September 30, 2004.

(1)	Of which €172 million represented secured debt as of September 30, 2004.

USE OF PROCEEDS

     The selling stockholders will receive all of the proceeds from the sale of ADSs offered by this prospectus. We will not receive any proceeds from the sale of the ADSs.

THE OFFER AND THE LISTING

Offer and Listing Details

     The prices at which the former preferred stockholders of eDial, Inc. may sell our ADSs that they received in our acquisition of eDial, Inc. will be determined by the prevailing market price for such shares or in negotiated transactions.

Market Information

     The table below sets forth the high and low prices on The New York Stock Exchange for our ADSs for the previous six months and three quarters:

	American Depositary Share Price
	Information in U.S. Dollars
	price per ADS
2004	High	Low
First Quarter	$18.32	$13.06
Second Quarter	17.08	13.09
Third Quarter	15.30	10.76
May	15.80	13.09
June	15.60	13.11
July	15.30	12.80
August	12.64	10.76
September	12.70	11.28
October	14.89	11.98

     The table below sets forth the high and low prices on the Euronext Paris for our ordinary shares for the previous six months and three quarters:

	Share Price Information in Euro
	price per ordinary share
2004	High	Low
First Quarter	€14.82	€10.25
Second Quarter	14.10	10.88
Third Quarter	12.86	8.77
April	14.10	12.28
May	13.07	10.88
June	12.88	10.92
July	12.86	10.31
August	10.65	8.77
September	10.35	9.13
October	11.62	9.49

PLAN OF DISTRIBUTION

     On September 16, 2004, we signed an agreement and plan of merger among us, a direct subsidiary of Alcatel USA, Inc. and eDial, Inc. to acquire eDial, Inc., a privately-held company specializing in conferencing and collaboration services for enterprises and service providers, which is based in Massachusetts. The terms of the agreement and plan of merger provided for the issuance of 1,649,876 ADSs to the former preferred stockholders of eDial, Inc. The transaction was consummated on September 16, 2004.

     The ordinary shares and ADSs issued in the acquisition were issued pursuant to exemptions from registration under the Securities Act of 1933. We filed a registration statement of which this prospectus is a part to register for resale the ADSs issued to the former preferred stockholders of eDial, Inc.

     The selling stockholders may offer and sell our ordinary shares or ADSs covered by this prospectus from time to time in one or more of the following transactions:

•	on The New York Stock Exchange, the Euronext Paris or on any automated interdealer quotation system on which the ordinary shares or ADSs are then listed or quoted,

•	in the over-the-counter market,

•	in privately negotiated transactions,

•	through the writing of non-traded and exchange-traded call options, in hedging transactions and in settlement of other transactions in standardized or over-the-counter options,

•	in connection with short sales of ordinary shares or ADSs,

•	by pledge to secure debts and other obligations, or

•	in any combination of the methods of sale described above.

     The selling stockholders may effect any of the transactions described above by selling ordinary shares or ADSs directly to purchasers or to or through broker-dealers, who may act as agents or principals. These broker-dealers may receive compensation in the form of discounts, concessions or commissions from the selling stockholders or the purchasers of ordinary shares or ADSs for whom these broker-dealers may act as agents or to whom they sell as principal, or both. The compensation received by a particular broker-dealer might be in excess of customary commissions. In effecting sales, broker-dealers may arrange for other broker-dealers to participate.

     In connection with hedging transactions, broker-dealers or other financial institutions may engage in short sales of our ordinary shares or ADSs in the course of hedging the positions they assume with the selling stockholders. The selling stockholders may also enter into options, loans, pledges or other transactions with broker-dealers or other financial institutions that require the delivery of the ordinary shares or ADSs offered by this prospectus to such broker-dealer or other financial institution. The broker-dealers or other financial institutions may resell the ordinary shares or ADSs pursuant to this prospectus, or a supplemented or amended prospectus which reflects the transaction.

     The selling stockholders and any broker-dealer who acts in connection with the sale of ordinary shares or ADSs pursuant to this prospectus may be deemed to be “underwriters,” within the meaning of Section 2(11) of the Securities Act. Any compensation received by a selling stockholder or a broker-dealer and any profit on any resale of ADSs sold by them while acting as principals may be deemed to be underwriting discounts or commissions under the Securities Act. Since selling stockholders may be deemed to be underwriters, the selling stockholders will be subject to the prospectus delivery requirements of the Securities Act.

     The selling stockholders have advised us that they have not entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of the ordinary shares or ADSs, nor is a coordinating broker acting in connection with any proposed sale.

     We have informed the selling stockholders that the anti-manipulation provisions of Regulation M under the Securities Exchange Act of 1934 may apply to their sales.

     We will bear all expenses of the registration of the ordinary shares and ADSs offered by this prospectus. The selling stockholders will bear broker’s discounts and commissions and any other selling expenses, as well as fees and expenses of their counsel.

     The selling stockholders may agree to indemnify any agent, dealer or broker-dealer that participates in transactions involving sales of the ordinary shares or ADSs against liabilities, including liabilities arising under the Securities Act.

     In addition, any shares covered by this prospectus which qualify for sale pursuant to Rule 144 of the Securities Act may be sold under Rule 144 rather than pursuant to this prospectus.

     Subject to certain limitations set forth in the agreement and plan of merger, Alcatel, its directors and officers and any person who controls Alcatel shall be indemnified by the selling stockholders against liabilities and expenses arising out of or based upon the information set forth in this prospectus and the registration statement of which this prospectus is a part, if the liability arises out of information furnished in writing to us by the selling stockholders or someone acting on their behalf, for use in connection with the preparation of the registration statement, this prospectus or any amendment or supplement.

     If a selling stockholder notifies us that any material arrangement has been entered into with an underwriter or a broker-dealer for the sale of ordinary shares or ADSs through a special offering, block trade, exchange distribution or secondary distribution or a purchase by a broker or dealer, we will file a supplement to this prospectus, if required, pursuant to Rule 424(b) under the Securities Act, disclosing:

•	the name of each selling stockholder and of the participating broker-dealer(s),

•	the number of ordinary shares or ADSs involved,

•	the price at which the ordinary shares or ADSs were sold,

•	the commissions paid or discounts or concessions allowed to the broker-dealer(s), where applicable, and;

•	other facts material to the transaction.

     In addition, upon our being notified by a selling stockholder that a donee or pledgee intends to sell more than 500 ordinary shares or ADSs, we will file a supplement to this prospectus, if required.

SELLING STOCKHOLDERS

     The following table sets forth information about the selling stockholders and their beneficial ownership of our ADSs and shares as of October 29, 2004. The information is based on information provided by or on behalf of the selling stockholders and we have not independently verified this information. This prospectus relates to periodic offers and sales of up to 1,649,876 ordinary shares represented by ADSs by the selling stockholders listed below and their respective pledgees, donees, transferees and other successors in interest selling shares received from a named selling stockholder as a gift, partnership distribution or other non-sale related transfer after the date of this prospectus. The selling stockholders do not hold any position or office and have not had any material relationship with us, or any of our predecessors or affiliates, during the past three years.

     The selling stockholders may offer all, some or none of the ordinary shares represented by ADSs. Since the selling stockholders may offer all or some portion of the ordinary shares or ADSs, no estimate can be given as to the percentage of equity capital that will be held by the selling stockholders after completion of the offering. In addition, the selling stockholders identified below may have sold, transferred or otherwise disposed of all or a portion of their ordinary shares or ADSs since the date on which they provided the information regarding their equity ownership in transactions exempt from the registration requirements of the Securities Act. No selling stockholder named in the table below beneficially owns one percent or more of our outstanding ordinary shares or our total equity capital.

     The ordinary shares represented by ADSs offered by this prospectus may be offered from time to time by the selling stockholders named below:

	ADS		Number of
Selling Stockholder	Beneficially Owned		ADSs
and Address	Prior to Offering		Being Offered(a)

David B. Aronoff 29 Lansing Road Newton, MA 02465	314,511	[1]	314,511	[1]

Atlas Venture Entrepreneurs’ Fund V, L.P. Attn: Jeff Andrews 890 Winter Street Waltham, MA 02451	8,847	[2]	8,847	[2]

Atlas Venture Fund V, L.P. Attn: Jeff Andrews 890 Winter Street Waltham, MA 02451	531,479	[2]	531,479	[2]

Atlas Venture Parallel Fund V-A, C.V. Attn: Jeff Andrews 890 Winter Street Waltham, MA 02451	66,018	[2]	66,018	[2]

Atlas Venture Parallel Fund V-B, C.V. Attn: Jeff Andrews 890 Winter Street Waltham, MA 02451	66,018	[2]	66,018	[2]

B.O.B. II, LP c/o Howard Fisher Associates International Attn: Jeff Miller 1800 Kennedy Boulevard Suite 700 Philadelphia, PA 19103]	1,293		1,293

Frank Slaughter P.O. Box 97 Teton Village, WY 83025	314,511	[3]	314,511	[3]

(a) We do not know if, when or in what amounts a selling stockholder may offer the ADSs for sale and we do not know whether the selling stockholder will sell any or all of the shares offered by this prospectus. Since the selling stockholder may offer to sell all or some of the offered shares pursuant to this prospectus, and since there are currently no other agreements, arrangements or understandings with respect to the sale of any of the offered shares held by the selling stockholders, no estimate can be given as to the number of the offered shares that will be held by the selling stockholders after completion of the offering made by this prospectus.

[1]	Includes 776 ADSs owned individually by Mr. Aronoff and 313,735 ADSs owned by Greylock IX Limited Partnership. Greylock IX GP Limited Partnership is the general partner of Greylock IX Limited Partnership. Mr. Aronoff is an employee of Greylock IX GP Limited Partnership. Mr. Aronoff disclaims beneficial ownership of the ADSs owned by Greylock IX Limited Partnership, except to the extent that he has a pecuniary interest in such ADSs.

[2]	Atlas Venture Associates V, L.P. (“Atlas Associates”) is the general partner of Atlas Venture Entrepreneurs’ Fund V, L.P., Atlas Venture Fund V, L.P., Atlas Venture Parallel Fund V-A, C.V. and Atlas Venture Parallel Fund V-B, C.V. (collectively “Atlas Entities”) and may be deemed to share voting and investment power with respect to all shares held by the Atlas Entities. Atlas Associates disclaims beneficial ownership of such shares except to the extent of its pecuniary interest, if any.

[3]	Includes 48,617 ADSs owned individually by Mr. Slaughter, 158,264 ADSs owned by the Frank and Emilie Slaughter 1998 Limited Partnership and 107,630 ADSs owned by the 1998 Slaughter Family Investment LLC. Mr. Slaughter is the President and a stockholder of Tower3 Ventures Corporation, the general partner of the Frank and Emilie Slaughter 1998 Limited Partnership. The Frank and Emilie Slaughter 1998 Limited Partnership is a member of the 1998 Slaughter Family Investment LLC. Mr. Slaughter is the manager of the 1998 Slaughter Family Investment LLC. Mr. Slaughter disclaims beneficial ownership of the ADSs owned by the Frank and Emilie Slaughter 1998 Limited Partnership and the 1998 Slaughter Family Investment LLC, except to the extent that he has a pecuniary interest in such ADSs.

	ADS		Number of
Selling Stockholder	Beneficially Owned		ADSs
and Address	Prior to Offering		Being Offered(a)

Frank and Emilie Slaughter 1998 Limited Partnership c/o Frank Slaughter P.O. Box 97 Teton Village, WY 83025	265,894	[4]	265,894	[4]

Greylock IX Limited Partnership Attn: Don Sullivan 880 Winter Street, 3rd Floor Waltham, MA 02451	313,735	[5]	313,735	[5]

Matrix V Side Fund, L.P. Attn: Nick Beim Bay Colony Corporate Center 1000 Winter Street Suite 4500 Waltham, MA 02451	32,780	[6]	32,780	[6]

Matrix Partners V, L.P. Attn: Nick Beim Bay Colony Corporate Center 1000 Winter Street Suite 4500 Waltham, MA 02451	295,023	[6]	295,023	[6]

1998 Slaughter Family Investment LLC c/o Frank Slaughter P.O. Box 97 Teton Village, WY 83025	107,630	[7]	107,630	[7]

McQuillan Consulting Self Employed Profit Sharing Plan c/o John McQuillan P.O. Box 3197 Jackson, WY 83001	12,930		12,930

Pulver.com Equities, LLC Attn: Jeff Pulver 115 Broadhollow Road Suite 225 Melville, NY 11747	6,465		6,465

[4]	Includes 158,264 ADSs owned by the Frank and Emilie Slaughter 1998 Limited Partnership and 107,630 ADSs owned by the 1998 Slaughter Family Investment LLC. The Frank and Emilie Slaughter 1998 Limited Partnership is a member of the 1998 Slaughter Family Investment LLC. Mr. Slaughter is the manager of the 1998 Slaughter Family Investment LLC. The Frank and Emilie Slaughter 1998 Limited Partnership disclaims beneficial ownership of the ADSs owned by the 1998 Slaughter Family Investment LLC, except to the extent that it has a pecuniary interest in such ADSs.

[5]	David Aronoff is an employee of Greylock IX GP Limited Partnership, the general partner of Greylock IX Limited Partnership.

[6]	Matrix V Management Co., LLC is the general partner of Matrix V Side Fund, L.P. and Matrix Partners V, L.P.

[7]	Frank Slaughter is the manager of the 1998 Slaughter Family Investment LLC. The Frank and Emilie Slaughter 1998 Limited Partnership is a member of the 1998 Slaughter Family Investment LLC.

EXPENSES

     We will pay all costs and expenses we incur in connection with the registration of the sale of ordinary shares represented by ADSs pursuant to this prospectus. We will not be responsible for any commissions, underwriting discounts or similar charges on sales of the ADSs. What follows is an estimate of our expenses in connection with the registration of the sale of ADSs pursuant to this prospectus:

Registration Fee	$1,958.60
Legal Fees and Expenses	$10,000.00
Accounting Fees and Expenses	$6,140.00
Printing and Engraving	$10,000.00
Miscellaneous	$1,901.40

Total	$30,000.00

ENFORCEABILITY OF CIVIL LIABILITIES

     You should know that we are organized under the laws of the Republic of France. Substantially all of our directors and officers, and a substantial portion of our assets and those of our directors and officers are located outside the United States. As a result, it may be difficult for our shareholders to effect service of process within the United States upon such persons or to realize against them upon judgments of courts of the United States predicated upon any civil liability provisions of U.S. federal securities laws. In addition, it may be difficult for our shareholders to enforce, in original actions brought in courts in jurisdictions located outside the United States, liabilities predicated upon U.S. federal securities laws.

WHERE YOU CAN FIND MORE INFORMATION

     We file annual reports on Form 20-F, current reports and other information with the Securities and Exchange Commission. You may read and copy any of our SEC filings at the SEC’s public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference room. Our filings with the SEC are also available to the public from commercial document retrieval services. Some of our SEC filings are also available at the website maintained by the SEC at “http://www.sec.gov.”

     Our ADSs are listed on the New York Stock Exchange. You may inspect any periodic reports and other information we file with the SEC at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

     As a foreign private issuer, we are exempt from the rules under the Securities Exchange Act of 1934 which prescribe the furnishing and content of proxy statements, and our officers, directors and principal shareholders are exempt from the reporting and “short-swing” profit recovery provisions contained in Section 16 of the Exchange Act.

     We have appointed The Bank of New York to act as depositary for our ADSs. We furnish The Bank of New York with English versions of our annual and quarterly reports as well as summaries or English versions of all notices of shareholders’ meetings and other reports and communications we make generally available to our shareholders. Any record holder of our ADSs may read such reports, notices or summaries, and communications at The Bank of New York’s office located at 101 Barclay Street, New York, New York 10286.

     This prospectus is part of a registration statement on Form F-3 that we filed with the SEC under the Securities Act of 1933, as amended. This prospectus does not contain all the information contained in the registration statement. For further information about us and our ordinary shares and our ADSs, you should read the registration statement and the exhibits filed with the registration statement.

INCORPORATION BY REFERENCE

     The SEC allows us to “incorporate by reference” information into this document, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be part of this document, except for any information superseded by information in this document. This prospectus incorporates by reference the following documents that we have previously filed with the SEC:

Our Filings with the
Securities and Exchange Commission	Period
Annual Report on Form 20-F	Fiscal year ended December 31, 2003
Registration Statement on Form 8-A for a description of our ordinary shares and ADSs	Filed on April 30, 1992, as amended by the “Description of Ordinary Shares” and the “Description of ADSs” included in our Annual Report on Form 20-F for the year ended December 31, 2003
Current Report on Form 6-K	Filed on September 30, 2004 and October 14, 2004

     The documents listed above contain important information about us and our finances. The more detailed information contained in the Form 20-F qualify this entire prospectus. Statements in this prospectus may modify or supersede statements in the Form 20-F and therefore the modified or superseded part of the original statement is not part of this prospectus.

     We incorporate by reference into this prospectus all annual reports on Form 20-F and all subsequent reports filed by us under the Exchange Act after the date of this prospectus and before we terminate this offering. We may incorporate by reference into this prospectus our reports on Form 6-K that we identify in the Form 6-K as being incorporated into this registration statement filed after the date of this prospectus and before we terminate this offering. We may modify or supersede any statement in this prospectus by statements in documents we incorporate by reference after the date of this prospectus. When that happens, the modified or superseded part of the original statement is not part of this prospectus.

     Each person, including any beneficial owner of Alcatel shares or ADSs, to whom a copy of this prospectus is delivered may request a copy of any of the documents incorporated by reference in this prospectus at no cost. We will not include exhibits to the documents that you request unless the exhibits are specifically incorporated by reference into those documents. You may make your request for any of the documents incorporated by reference in this prospectus by writing or telephoning us at the following address:

Alcatel
Department of Investor Relations
54, rue La Boétie
75008 Paris
France
(33) 1-40-76-10-10

EXPERTS

     The consolidated financial statements of Alcatel and its subsidiaries, incorporated in this prospectus by reference to our Annual Report on Form 20-F for the year ended December 31, 2003, have been audited by Deloitte & Associés (formerly Deloitte Touche Tohmatsu), independent public accountants, as indicated in their reports. These financial statements are incorporated in this prospectus by reference in reliance upon the authority of Deloitte & Associés (formerly Deloitte Touche Tohmatsu) as experts in accounting and auditing in giving their reports.

     The Securities Act of 1933 permits us to incorporate by reference in this Registration Statement our Form 20-F. Our Form 20-F includes financial statements audited by Barbier Frinault & Autres. Pursuant to Rule 437a under the Securities Act of 1933, we are permitted to file this Registration Statement, which incorporates by reference our Form 20-F, without a written consent from Barbier Frinault & Autres. However, as a result, Barbier Frinault & Autres will not have any liability under Section 11(a) of the Securities Act for any untrue statements of a material fact contained in, or any omissions of a material fact required to be stated in, the financial statements audited by Barbier Frinault & Autres. Accordingly, you will be unable to assert a claim against Barbier Frinault & Autres under Section 11(a) of the Securities Act.

LEGAL MATTERS

     The validity of our ordinary shares represented by ADSs is being passed upon for us by Mr. Pascal Durand-Barthez, our general counsel. Mr. Durand-Barthez is regularly employed by us.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 8. Indemnification of Directors and Officers.

     French corporation law prohibits provisions of the articles of association and by-laws limiting director liability. French corporation law also prohibits a company from indemnifying its directors against liability. However, if a director is sued by a third party and ultimately prevails in the litigation on all counts, but is nevertheless required to bear attorneys’ fees and costs, the company can reimburse those fees and costs pursuant to an indemnification arrangement with the director. Any indemnification arrangement between us and any of our directors must be approved by our shareholders.

     We maintain liability insurance for our directors and officers, including insurance against liabilities under the Securities Act of 1933, as amended.

Item 9. Exhibits

Exhibit
Number	Description
5.1	Opinion of Mr. Pascal Durand-Barthez as to the legality of the registrant’s shares being registered hereby (previously filed)

23.1	Consent of Mr. Pascal Durand-Barthez (contained in Exhibit 5) (previously filed)

23.2	Consent of Deloitte & Associés (formerly Deloitte Touche Tohmatsu), independent registered public accounting firm

24	Power of Attorney (previously filed)

Item 10. Undertakings

(a) The undersigned registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

     (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended;

     (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

     (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the registration statement is on Form S-3 or Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the

Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934, that are incorporated by reference into the registration statement.

     (2) That, for the purpose of determining any liability under the Securities Act of 1933, as amended, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (4) To file a post-effective amendment to the registration statement to include any financial statements required by Item 8.A. of Form 20-F at the start of any delayed offering or throughout a continuous offering. Financial Statements and information otherwise required by Section 10(a)(3) of the Act need not be furnished, provided, that the registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph (a)(4) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements. Notwithstanding the foregoing, with respect to registration statements on Form F-3, a post-effective amendment need not be filed to include financial statements and information required by Section 10(a)(3) of the Act or by Item 8.A. of Form 20-F if such financial statements and information are contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Form F-3.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, as amended, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act of 1934, as amended (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act of 1934, as amended) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Paris, France, on this 3rd day of November, 2004.

ALCATEL
By:	/s/ Serge Tchuruk
	Name:	Serge Tchuruk
	Title:	Chairman and Chief Executive Officer

     Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities on November 3, 2004:

Signature	Title

/s/ Serge Tchuruk	Chairman and Chief Executive Officer (Principal Executive Officer)

Serge Tchuruk

/s/ Jean-Pascal Beaufret	Chief Financial Officer (Principal Financial Officer)

Jean-Pascal Beaufret

*/s/ Philippe Germond	Director

Philippe Germond

Director

Daniel Bernard

*/s/ Philippe Bissara	Director

Philippe Bissara

Signature	Title
*/s/ Frank W. Blount	Director

Frank W. Blount

*/s/ Jozef Cornu	Director

Jozef Cornu

*/s/ Jean-Pierre Halbron	Director

Jean-Pierre Halbron

*/s/ David Johnston	Director

David Johnston

*/s/ Daniel Lebègue	Director

Daniel Lebègue

*/s/ Pierre-Louis Lions	Director

Pierre-Louis Lions

*/s/ Thierry de Loppinot	Director

Thierry de Loppinot

*/s/ Peter Mihatsch	Director

Peter Mihatsch

*/s/ Bruno Vaillant	Director

Bruno Vaillant

*/s/ Marc Viénot	Director

Marc Viénot

*/s/ Steven Sherman	Authorized Representative in the United States

Steven Sherman

*/s/ John Lowe

Attorney-in-fact

EXHIBIT INDEX

Exhibit
Number	Description

23.2	Consent of Deloitte & Associés (formerly Deloitte Touche Tohmatsu), independent registered public accounting firm